Exhibit (j)(2)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders

Highland Funds I and Highland/iBoxx Senior Loan ETF:

We consent to the use of our reports, dated August 29, 2017, with respect to the financial statements of Highland Long/Short Equity Fund, Highland Long/Short Healthcare Fund, Highland Merger Arbitrage Fund, Highland Opportunistic Credit Fund and Highland/iBoxx Senior Loan ETF, incorporated herein by reference, and to the references to our firm under the headings “FINANCIAL HIGHLIGHTS” in the prospectus and “INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM” and “FINANCIAL STATEMENTS” in the statement of additional information.

/s/ KPMG LLP

Boston, Massachusetts

October 26, 2017